Exhibit 10.4
PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE CARE INVESTMENT TRUST INC. EQUITY PLAN

Name of Grantee:	F. Scott Kellman

Target Award:	23,255 Performance Shares (the “Target Award”)

Performance Award Period:	January 1, 2008 through and ending on December 31, 2010 (the “Award Period”)

Date of Grant:	May 12, 2008
     This Performance Share Award Agreement (the “Agreement”) is between Care Investment Trust Inc., a Maryland corporation (the “Company”), and you, the Grantee named above, as an employee of CIT Healthcare LLC, the manager of the Company pursuant to a management agreement (the “Manager”).
     The Company wishes to award to you Performance Shares on the terms and conditions set forth in this Agreement and in the Care Investment Trust Inc. Equity Plan (the “Plan”). Capitalized terms that are used in this Agreement and that are not defined herein shall have the meanings set forth in the Plan.
     Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
     1. Award of Performance Shares.
     The Company hereby grants to you, effective as of the Grant Date, the Target Award, which represents the opportunity to receive a number of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as are earned in accordance with Section 2 of this Agreement, as more fully set forth in Section 3 of this Agreement.
     2. Determination of Number of Shares of Common Stock Earned.
     The number of shares of Common Stock earned as of the end of the Award Period, if any, will be determined as follows:
Number of Shares = Payout Percentage x Target Award
     The “Payout Percentage” will be determined by the achievement of Company performance goals with respect to the Award Period as set forth and provided in Schedule A (the “Performance Goals”), with the Payout Percentage being 50% for “Threshold” performance, 100% for “Target” performance and 200% for “Maximum” performance. As such, if “Threshold” performance is met with respect to the Award Period, you will earn 11,627 shares of Common Stock under this Agreement and if “Maximum” performance is met with respect to the Award Period, you will earn

46,510 shares of Common Stock under this Agreement, subject to the terms of Section 3 of this Agreement. Performance below “Threshold” will result in a Payout Percentage of 0%, with no shares of Common Stock being earned by you under this Agreement. If performance is between “Threshold” and “Target” or “Target” and “Maximum,” the number of Shares earned under this Agreement will be calculated by linear interpolation.
     3. Issuance of Shares.
     Subject to Section 4 of this Agreement, the number of Shares earned under Section 2 of this Agreement will be issued to you as soon as reasonably practicable following the close of the Award Period and the Committee’s determination of the level of Company achievement under the Performance Goals, but in no event later than the June 1st immediately following the close of the Award Period.
     4. Termination of Employment.
     (a) If your position as CEO of the Company is terminated by the Company’s board of directors for “cause” (as defined in subsection (c) below) or by you prior to the end of the Award Period, all Performance Shares will be automatically forfeited upon such termination without any consideration due to you.
     (b) If your position as CEO of the Company is terminated for any reason other than as set forth in subsection (a) above prior to the end of the Award Period, the determination of the Payout Percentage for the Award Period will be made by the Committee at the end of the Award Period in accordance with Section 2 above, and Performance Shares earned, if any, will be paid in accordance with Section 3 above based on such Payout Percentage prorated for the number of full months elapsed from and including the month in which the Award Period began to and including the month in which your termination occurs.
     (c) For purposes of this Agreement, “cause” shall mean that the Company’s board of directors, acting in good faith after consultation with the Manager, determines that you have engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform your duties; sexual harassment; any willful act that has the effect of injuring the business of the Company; violation of any fiduciary duty; or breach of any term of this agreement
     5. Effect of a Change in Control.
     Upon a Change in Control, the Award Period shall be deemed completed in full as of the effective time of such transaction, the Performance Goals shall be deemed to have been attained at “Target” and the Performance Shares shall be converted into shares of Common Stock in accordance with Section 2 of this Award Agreement.

     6. Effect of Termination of Management Agreement.
     If the management agreement between the Company and the Manager is terminated or not renewed other than for Cause (as such term shall be defined in the management agreement), provided that you are then employed by the Manager and occupy the position of CEO of the Company, the Award Period shall be deemed completed in full as of the effective time of such termination or non-renewal, the Performance Goals shall be deemed to have been attained at “Target” and the Performance Shares shall be converted into shares of Common Stock in accordance with Section 2 of this Agreement. If the management agreement is terminated or not renewed for Cause (as such term shall be defined in the management agreement) prior to the end of the Award Period, all Performance Shares shall be automatically forfeited without any consideration due to you.
     7. Transfer Restrictions.
     Notwithstanding anything to the contrary in this Agreement, the Performance Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by you.
     No transfer by will or the applicable laws of descent and distribution of any shares of Common Stock which are issuable to you upon settlement of the Performance Shares by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.
     8. Distributions and Adjustments.
     (a) If there is any change in the number or character of the Common Stock of the Company without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable, adjust the number of Performance Shares subject to this Agreement accordingly, in its sole discretion. Any fractional Performance Shares resulting from an adjustment under this Section 8(a) shall be rounded down to the nearest whole unit.
     (b) Dividends otherwise payable during the Award Period, if any, will accrue for the benefit of you (without interest) and will be paid to you (if you are otherwise entitled to a payment under this Agreement) at the same time as payment of your Performance Shares, if any, based on the actual number of Shares earned under Section 2.

     9. Taxes.
     (a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the Performance Shares, payment of dividend equivalents on the Performance Shares (if any) and the issuance of shares of Common Stock to you in settlement of the Performance Shares and any other matters related to this Agreement. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents. You understand that you are responsible for your own tax liability that may arise as a result of this grant or any other matters related to this Agreement.
     (b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate.
     (c) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the settlement of the Performance Shares (including property attributable to the Performance Shares described in Section 8(b) above) by:
          (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),
          (ii) having the Company withhold a portion of the shares of Common Stock to be issued to you in settlement of the Performance Shares having a Fair Market Value equal to the minimum tax withholding amount for such taxes, or
          (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the minimum tax withholding amount for such taxes. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Common Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined.
     10. General Provisions.
     (a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
     (b) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Manager or as CEO of the Company. In addition, the Manager may at any time dismiss you from employment with the Manager, and the Company’s board of directors may at any time remove you as CEO of the Company, in each case free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
     (c) Securities Matters. The Company shall not be required to issue or deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
     (d) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
     (e) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
     (f) Section 409A. The Performance Shares granted hereunder are intended to avoid the adverse tax consequences to you of Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Award Agreement contravenes Section 409A or could cause you to incur any tax, interest or penalties under Section 409A, the Board of Directors or the Committee, as applicable, may, in its sole discretion, and without your consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 10(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Performance Shares or shares of Common Stock distributed hereunder will not be subject to taxes, interest and penalties under Section 409A.
     (g) Rights as a Stockholder. You shall have no rights as a stockholder of the Company with respect to any Performance Shares covered by this Agreement until the shares of Common Stock are issued to you in respect of the Performance Shares.
     (h) Governing Law. The internal law, and not the law of conflicts, of the State of Maryland will govern all questions concerning the validity, construction and effect of this Agreement.
     (i) Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Care Investment Trust Inc.
c/o CIT Healthcare LLC
505 Fifth Avenue, 6th Floor
New York, New York 10017
Attn: Chief Financial Officer

     (j) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.
CARE INVESTMENT TRUST INC.

By:	/s/ Frank Plens Kafski

Chief Financial Officer

Schedule A
Performance Goals

Metric	Weighting	Threshold	Target	Maximum
Compound Annual Adjusted Funds from Operation/Share Growth	50%	5%	7%	10%

Total Shareholder Return* vs. Health Care Equity REITs (listed on Schedule B)	25%	40th percentile	Median	80th percentile

Total Shareholder Return* vs. Commercial Mortgage REITs (listed on Schedule B)	25%	40th percentile	Median	80th percentile

*	For purposes of calculating “total shareholder return”, the share price to be used as of the beginning and end of the Award Period, as applicable, shall be the average closing price of a share (either of Common Stock or of the shares of the companies listed in the comparator groups on Schedule B) for the twenty (20) days preceding the beginning the Award Period and the twenty (20) days preceding the end of the Award Period, as applicable.

Schedule B
Commercial Mortgage REITs
RAIT Financial Trust
Deerfield Triarc Capital Corp.
Newcastle Investment Corp.
Anthracite Capital Inc.
Gramercy Capital Corp.
Northstar Realty
Capital Trust Inc.
Arbor Realty Trust Inc.
JER Investors Trust Inc.
CBRE Realty Finance Inc.
Quadra Realty Trust Inc.
Healthcare Equity REITs
HCP Inc.
Ventas Inc.
Health Care REIT Inc.
Nationwide Health Properties Inc.
Senior Housing Properties Trust
Healthcare Realty Trust Inc.
Omega Healthcare Investors Inc.
Medical Properties Trust Inc.
National Health Investors Inc.
LTC Properties Inc.
Cogdell Spencer Inc.
Universal Health Realty Income Trust